Exhibit 99.1

SQZ Biotechnologies Announces Strategic Prioritization of SQZ® Enhanced Antigen Presenting Cells Program; Armon Sharei to Step Down as Chief Executive Officer

Strategic Reprioritization of Portfolio: Focus on Advancing Second-Generation Cell Therapy Program, Enhanced Antigen Presenting Cells

Howard Bernstein, MD, PhD, Former Chief Scientific Officer, Appointed as Interim Chief Executive Office; Armon Sharei, PhD, to step down from role as CEO and member of the Board of Directors

Company to Reduce Workforce by Approximately 60%; Initial Cost Saving Measures
Expected to Extend Cash Runway Into 2024

WATERTOWN, Mass., November 30, 2022 – SQZ Biotechnologies (NYSE: SQZ) today announced the strategic prioritization of its clinical portfolio to concentrate on the development of its second-generation enhanced Antigen Presenting Cells (eAPC) cell therapy program, focused on HPV16 positive recurrent, locally advanced, or metastatic solid tumors.

In connection with the prioritization decision, the company announced that Armon Sharei, PhD, Chief Executive Officer at SQZ Biotechnologies, will step down from his role as CEO and the Board of Directors, effective immediately. The Board has appointed Howard Bernstein, MD, PhD, former Chief Scientific Officer and current director, as Interim Chief Executive Officer. Dr. Bernstein, along with Chief Medical Officer, Marshelle Smith Warren, MD, will oversee the advancement of the eAPC program and clinical trial.

“The Board and I would like to sincerely thank Armon for his vision and leadership at SQZ over the past decade and his willingness to remain available to advise the company and the Board,” said Bernard Coulie, MD, PhD, Chairman of the Board at SQZ Biotechnologies. “As we move into our next chapter, I have great confidence in the company’s ability to bring the eAPC program to clinical readout next year and am excited to explore the program’s full potential. The company will benefit from having a highly-experienced leader in drug development, like Howard, step in at this critical time. His deep institutional knowledge of SQZ from his time as Chief Scientific Officer and director will help the company realize the potential opportunity of the eAPC cell therapy program.”

“As we navigate an unprecedented operating environment, we plan to be disciplined with our capital and pursue opportunities where we see great potential promise,” said Howard Bernstein, MD, PhD, Interim Chief Executive Officer at SQZ Biotechnologies. “We have made the strategic decision to focus our efforts on advancing our eAPC clinical candidate with the aim of reaching a Phase 1/2 data readout for our highest-dose monotherapy cohort by the middle of next year.”

The company will transition its first-generation Antigen Presenting Cells (APC) therapy to its second-generation enhanced Antigen Presenting Cells therapy and has initiated switching select APC sites to the eAPC clinical trial. At European Society of Medical Oncology—Immuno-Oncology (ESMO-IO) Congress 2022, the company will present the latest clinical data from the company’s Antigen Presenting Cells (APC) program clinical candidate, SQZ-PBMC-HPV, including high dose monotherapy and combination therapy. The company will also present initial cohort 1 data from its ongoing COMMANDER-001 Phase 1/2 (SQZ-eAPC-HPV) trial at ESMO-IO.

Exhibit 99.1

Additionally, the company will pause its APC, Activating Antigen Carrier (AAC) and Tolerizing Antigen Carrier (TAC) programs. This portfolio prioritization allows the company to deliver data readouts for the SQZ® eAPC program’s highest-dose monotherapy cohort, which the company anticipates in mid-2023. The company will continue to explore partnerships and collaborations for its earlier stage assets and programs, including TAC, as well as the company’s point-of-care manufacturing capabilities.

As part of the prioritization decision, the SQZ Biotechnologies Board of Directors approved a restructuring plan which includes a workforce reduction of approximately 60 percent. The company expects to incur total expenses of approximately $5 million as a result of the restructuring plan, consisting primarily of severance and other employee-related costs. The initial cost saving measures are expected to extend the company’s cash runway into 2024.

Additionally, Micah Zajic, Chief Financial Officer, has decided to step down from his role at SQZ Biotechnologies, effective December 31, 2022.

About SQZ Biotechnologies

SQZ Biotechnologies is a clinical-stage biotechnology company focused on unlocking the full potential of cell therapies. The company’s proprietary Cell Squeeze® technology offers the unique ability to deliver multiple biological materials into many patient cell types to engineer what we believe can be a broad range of potential therapeutics. Our goal is to create well-tolerated cell therapies that can provide therapeutic benefit for patients and improve the patient experience over existing cell therapy approaches. With accelerated production timelines under 24 hours and the opportunity to eliminate preconditioning and lengthy hospital stays, our approach could change the way people think about cell therapies. For more information, please visit www.sqzbiotech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements relating to the anticipated timing, expenses, cost savings and results of the company’s strategic prioritization, the timing and outcome of the company’s clinical trials, cash use and availability, leadership and upcoming events and presentations. These forward-looking statements are based on management's current expectations. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, risks and uncertainties related to our limited operating history; our significant losses incurred since inception and expectation to incur significant additional losses for the foreseeable future; our ability to continue as a going concern; our ability to successfully execute or achieve the benefits of our strategic prioritization and other cost saving measures; the development of our initial product candidates, upon which our business is highly dependent; the impact of the COVID-19 pandemic on our operations and clinical activities; our need for additional funding and our cash runway; the lengthy, expensive, and uncertain process of clinical drug development, including uncertain outcomes of clinical trials and potential delays in regulatory approval; our ability to maintain our relationships with our third party vendors; and protection of our proprietary technology, intellectual property portfolio and the confidentiality of our trade secrets. These and other important factors discussed under the caption "Risk Factors" in our Quarterly Report on Form 10-Q, our Annual Report on Form 10-K, and other filings with the U.S. Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements. Any forward-looking statements represent management's estimates as of this date and SQZ undertakes no duty to update these

Exhibit 99.1

forward-looking statements, whether as a result of new information, the occurrence of current events, or otherwise, unless required by law.

Investor Relations and Media Contact

Mike Kaiser

857-760-0398

michael.kaiser@sqzbiotech.com